Exhibit 2.1
                                                                     EXHIBIT 2.1
                  PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
     This Plan of Complete Dissolution and Liquidation (this "Plan"), is entered into as of December 31, 2002, by AFG ASIT Corporation, not in its individual capacity but solely as Managing Trustee (the "Managing Trustee") of AFG Investment Trust A, a trust formed under the laws of the State of Delaware (the "Trust"), under a certain Second Amended and Restated Declaration of Trust dated as of July 15, 1997, as the same has been amended thereafter from time to time (the "Trust Agreement"), and Wilmington Trust Company, not in its individual capacity but solely as Delaware Trustee (the "Delaware Trustee") of the Trust.
                                 R E C I T A L S
                                 ---------------
     WHEREAS, pursuant to Section 1.6 of the Trust Agreement the Trust shall continue in full force and effect until December 31, 2003, except that the Trust shall be dissolved, its affairs wound up and its assets liquidated prior to December 31, 2003 upon the sale or other disposition of all or substantially all of the Assets of the Trust, unless the Managing Trustee elects to continue the Trust business for the purpose of the receipt and collection of any consideration to be received in exchange for Assets (which activities shall be deemed to be a part of such sale or other disposition and the winding up of the affairs of the Trust); and
WHEREAS, the Trust Agreement provides that the Managing Trustee shall use its best efforts to sell all of the Assets of the Trust not later than the end of the tenth year following the Trust's Final Closing, provided that market conditions existing at the time permit sale of the Assets on terms deemed reasonable  by  the  Managing  Trustee;  and
WHEREAS, pursuant to the Trust Agreement, the Managing Trustee shall have full power and authority on behalf on the Trust to sell, exchange or otherwise dispose of the Assets on terms the Managing Trustee deems to be in the best interests of the Trust; and
WHEREAS, the Managing Trustee has determined that it is necessary and advisable and in the best interest of the Trust to sell or otherwise dispose of all or substantially all of its Assets; and
WHEREAS, the Beneficiaries of the Trust have agreed by the consent of the Class A and Class B Interests to liquidate and dissolve the Trust in accordance with the terms hereof; and
WHEREAS, upon the consummation of such sale or other disposition of all or substantially all of the Assets of the Trust, the Managing Trustee shall dissolve the Trust and wind up the business of the Trust in accordance with the Trust Agreement, pursuant to this Plan, and in conformity with the laws of the State of Delaware; and
WHEREAS,  capitalized  terms  used  herein but not defined herein shall have the meanings  ascribed  to  them  in  the  Trust  Agreement.
NOW  THEREFORE,  the  Managing  Trustee  shall  take,  or cause to be taken, the following  actions  on  behalf  of  the  Trust:
1. The Managing Trustee shall cause the Trust to sell or otherwise dispose of all or substantially all of the Assets of the Trust. The Managing Trustee may determine, in its sole discretion, the means, manner and terms of such sales or  other  dispositions  of  the  Trust's  Assets.
2. Upon the consummation of the sale or other disposition of all or substantially all of the Trust's Assets, the Managing Trustee shall dissolve the
     Trust, apply and distribute the proceeds thereof in accordance with Sections 1.6 and 8.1(b) of the Trust Agreement, and wind up the affairs of the Trust. Nothing in this Plan shall be interpreted to modify or limit in any way the Managing Trustee's power to (i) pursuant to Section 1.6 of the Trust Agreement, defer the liquidation of any Assets if an immediate sale is impermissible, impractical or would create an undue loss for the Managing Trustee or any beneficiary of the Trust (other than those necessary to satisfy the debts and obligations of the Trust) and withhold from distribution such proceeds from the sale or other disposition of any of the Assets of the Trust for a reasonable time, or (ii) pursuant to Section 8.1(b), pay to the Trust in cash an amount equal to the deficit balance in its Capital Account within a specified period of time, which amount shall, upon liquidation of the Trust, be paid to recourse creditors of the Trust. Further, the Managing Trustee acknowledges that certain proposals have been approved by the beneficiaries of the Trust pursuant to a Solicitation Statement dated November 25, 2002 and the Managing Trustee covenants and agrees that it shall, to the extent made necessary by the adoption of such proposals, take all such actions deemed necessary  by  it  to  implement  such  proposals.
3. Upon the consummation of the sale or other disposition of all or substantially all of the Assets of the Trust and the winding up of the affairs of the Trust, the Trust shall be dissolved and, pursuant to Section 3810(d) of the Delaware Business Trust Act and in accordance with Section 1.6 of the Trust Agreement, the Managing Trustee shall cause the Trust to file a Certificate of Cancellation, a form of which is attached hereto as Exhibit A, which shall
                                                          ------- -
state, inter alia, the future effective date or time certain at which the cancellation of the Trust shall be effective.
4. The Managing Trustee may modify or amend this Plan at any time if it determines that such action would be advisable and in the best interests of the Trust. In addition, the Trust may abandon this Plan at any time prior to the filing of the Plan among the records of the Trust if it determines that abandonment would be advisable and in the best interests of the Trust.
5. In addition to and without limitation of the foregoing, the Managing Trustee shall take any and all other actions deemed required, necessary or desirable to complete the liquidation and dissolution of the Trust.
            [The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF, the Managing Trustee has executed this Plan as of the date first set forth above.

AFG  ASIT  CORPORATION,  as  Managing
   Trustee  and  not  individually


By:  /s/  Wayne  E.  Engle
     ---------------------
Name:  Wayne  E.  Engle
Title:  Senior  Vice  President


WILMINGTON  TRUST  COMPANY,  as  Delaware
   Trustee  and  not  individually



By:  /s/  James  J.  McGinley
     ------------------------
Name:  James  J.  McGinley
Title:  Authorized  Signer

                                                                    EXHIBIT A TO
                                                             PLAN OF LIQUIDATION
                           CERTIFICATE OF CANCELLATION
                                       OF
                              CERTIFICATE OF TRUST
                                       OF
                             AFG INVESTMENT TRUST A
                   Delaware Business Trust Act Section 3810(d)
     AFG Investment Trust A, a business trust incorporated under the laws of the State of Delaware, hereby submits a Certificate of Cancellation of the Certificate of Trust under Delaware Business Trust Act, Section 3810(d):
1.     The  name  of  the  Trust  is:  AFG  Investment  Trust  A.
2.     The  date  the  Trust  filed  its certificate of trust was:  February 26,
1992.
     3.     The  effective  date  of  the  cancellation  of  the Trust shall be:
________________.
IN WITNESS WHEREOF, the undersigned, being all the Trustees of AFG Investment Trust A, have signed this Certificate of Cancellation of Certificate of Trust as Trustees as of the ____ day of ___________, 200_.
AFG ASIT CORPORATION, as Managing Trustee and not individually



By:
     Name:
     Title:


WILMINGTON  TRUST  COMPANY,  as  Delaware
   Trustee  and  not  individually


By:
     Name:
     Title: